EXHIBIT 14

WRIGHT MEDICAL GROUP, INC.

Code of Business Conduct

I.           Purpose and Scope

The most fundamental principle of the Code of Business Conduct (the “Code”) is that all business conducted by Wright Medical Group, Inc and its subsidiaries including, but not limited to wright Medical Technology, Inc. (“Wright” or “Company”) and the people who represent the Company must meet high standards of business and personal ethics, in addition to complying with the letter and spirit of all applicable laws, regulations, and policies.  It is intended to provide you with general guidance with respect to common ethical and legal issues vital to maintaining the business reputation of Wright Medical Group, Inc.  The Code cannot provide definitive answers to all questions.  Accordingly, we must ultimately rely on our own good sense to comply with these fundamental principles, including a sense of when it is proper to seek guidance on the appropriate course of conduct.  The law is an important baseline, but not enough.  Wright's standards of integrity exceed those imposed by law.

The Code applies to all ”Company Representatives,”  which includes employees (both full-time, part-time and temporary), executive officers, members of the Board of Directors, independent contractors, consultants,  sales agents, distributors, distributor employees, sub-distributors and all others performing services on behalf of the Company.  Access to or copies of the Code may be requested from the Human Resources Department or the Compliance Department at any time.   The Code of Business Conduct is broadly available in electronic form to Company Representatives and the general public at www.wmt.com.

Proper conduct includes strict compliance with the letter of the laws, regulations, and policies that apply to our business, but it means more than that.  It also means compliance with the spirit of those laws, regulations, and policies and adherence to high standards of business and personal ethics in any dealings that involve Wright or its business and reputation.  This is the fundamental principle of our Code and no Company Representative is exempt from, or above, these principles.

Wright expects its Company Representatives to comply with both the letter and spirit of all applicable laws and regulations and to behave in an ethical and legal manner in the conduct of business.   Failure to comply with the standards contained in this Code can damage the Company's good name, trade and consumer relations, and business opportunities.  In addition, conduct that violates applicable laws or regulations can subject the individuals involved, the Company, and its officers and directors to civil liabilities and, in some cases, to fines, prosecution, and imprisonment.  Accordingly, the Company intends to prevent the occurrence of conduct that is not in compliance with the Code, to halt any such conduct that may occur as soon as reasonably possible after discovery, and to discipline those who violate the Code and the Company's related policies and procedures, including individuals who fail to exercise proper supervision and oversight to detect a violation of the Code and the Company’s related policies and procedures by their subordinates. Such discipline may include, where appropriate, termination of employment or business relationship with the Company, forfeiture of any benefits or rights that are forfeitable upon termination, referral of individual misconduct for criminal prosecution, and commencement of civil proceedings for reimbursement of any losses or damages resulting from a violation.

  Problems usually can be avoided or minimized if advice is obtained at the outset of business dealings, rather than at a later stage, when necessary changes may cause greater hardship.  In all cases, uncertainties should be resolved by promptly consulting the Compliance Department.

Wright's intent is to provide assistance to Company Representatives in making the right decisions.  The Company also recommends the following "ethics quick test" to help when there are doubts about the ethics of specific situations and behaviors:

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Code of Business Conduct

• Is the action legal?

• Does it comply with our values?

• If you do it, will you feel bad?

• Would you have any difficulty revealing your conduct to your spouse, child or family?

• If you know that it’s wrong or suspect that it might be wrong, don't do it!

• If you are not sure, ask.

Nothing in the Code shall be construed to influence the independent professional judgment of a Health Care Professional in regards to patient care and treatment.

II.           Implementation of the Code

A.           Compliance Officer

Wright’s Chief Compliance Officer (CCO) has ultimate responsibility for overseeing compliance with all applicable laws and regulations, the Code, and all related Company policies and procedures.  You should contact the CCO or members of the Compliance Department if you have questions or concerns related to the Code or Company policies.  In the event that the Chief Compliance Officer is unavailable, please contact the Company’s General Counsel (GC). See Appendix A for contact information for the Compliance Department, the CCO and the GC.

B.           Compliance with the Code

Every Company Representative bears personal responsibility for complying with all applicable laws and regulations and all provisions of the Code and the Company's related policies and procedures.  Those with supervisory responsibilities have the additional responsibility of monitoring, directing, and reinforcing such compliance by their subordinates, including but not limited to ensuring that those who report to them have received a copy of the Code and other compliance policies and have completed Compliance training.  The CCO, with the assistance of appropriate Company officials, is responsible for implementing training, review and oversight procedures designed to ensure compliance.  No one will be excused for misconduct because it was directed or requested by a supervisor or any other person.

III.           Responsibility for Reporting Violations

If you learn of, or suspect, a violation of the Code, related policies or procedures, or applicable laws and regulations in connection with the conduct of the Company's business, you must report that information immediately.  This may be accomplished by contacting the CCO.  See Appendix A for contact information for the CCO.

In the alternative, Wright has also established an ethics reporting system for anyone to make reports of violations or suspected violations anonymously via the Ethics Hotline, 24 hours a day, seven days a week, as follows:

•	Via telephone in the U.S.: (901) 867-4349 or (888) 279-1924;

•	Via telephone outside the U.S., refer to the International directory at www.ethicspoint.com;

•	Via email at ethics@wmt.com; or

•	Via direct link: https://secure.ethicspoint.com/domain/media/en/gui/22544/index.html.

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Visitors to our Corporate Compliance website located at (http://www.wmt.com/Compliance/) can click on a link to the website reporting site.  Additionally, you can directly report violations or suspected violations to the Audit Committee of the Board of Directors via email to auditcommittee@wmt.com.

If you are found to have participated, directly or indirectly, in a violation, the fact that you reported such violation, together with the degree of cooperation displayed by you and whether the violation was intentional or unintentional, will be given appropriate consideration by the Company in its investigation and resulting disciplinary action.

The Company prefers that you identify yourself when reporting violations in order to permit the Company to contact you in the event further information is needed to properly conduct a thorough investigation.  Your identity will be maintained in the strictest of confidence to the extent practicable under the circumstances and consistent with enforcing the Code.   Regardless of whether a report is made anonymously, reporting persons should maintain all information related to any report in strict confidence and not discuss such information except with Company officials conducting the investigation.

No individual reporting a violation will be subject to retaliation based on any good faith report he or she makes.  Any Company Representative responsible for or associated with retaliating against individuals who in good faith report known or suspected violations will be subject to disciplinary action, including termination where appropriate.  In addition, any person who knowingly submits a false report will be in violation of the Code and will be subject to disciplinary action, including termination of employment, where appropriate.

A.           Investigations of Violations

All reported violations and suspected violations of applicable laws, regulations, the Code or related Company policies and procedures will be promptly investigated and will be treated confidentially to the extent practicable under the circumstances and consistent with enforcing the Code.

All investigations will be coordinated by the CCO and/or the NCG Committee with the assistance of other appropriate Company officials or external third parties as needed.  Company Representatives are expected to cooperate in the investigation of any alleged violation.  If the investigation results in the need for corrective action, the Company will decide what steps, if any, should be taken to rectify the existing problem and prevent similar future violations.

Company Representatives must not conduct their own investigations as investigations may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and may adversely affect you and the Company.

B.           Preservation of Records

It is the Company's policy to comply with all applicable laws and regulations relating to records retention.  Various legal and tax laws require that records be retained for varying periods of time.  The Company’s Record Management Policy and Procedure is made available to all employees through the Company’s intranet. Company Representatives without access to the Company’s intranet may review the policy through a secured internet connection.  The Company’s Record Management Policy and Procedure applies to all records related to the Company.  However, the Company’s Record Management Policy and Procedure is not intended to apply to patient records of a Health Care Professional.  In addition to this Record Management Policy and Procedure, Company Representatives must comply with any Document Preservation Notice provided by the Company or its counsel.

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If you become aware of any impending government investigation related to the Company,, then you must immediately notify the GC.  Also, you must retain all records that may pertain to such investigation or that may be potentially responsive to such subpoena.  If you have a question as to whether a record relates to such investigation, you must contact the GC before disposing of or altering such records.  See Appendix A for contact information for the GC.

C.           Discipline for Violations

The Company may take disciplinary action against (1) any Company Representative  who authorizes or participates directly, and in certain circumstances indirectly, in actions that are in violation of applicable laws, regulations, the Code, or the Company's related policies and procedures; (2) any Company Representative who fails to report a violation of applicable laws, regulations, the Code, or the Company's related policies and procedures or withholds information concerning a violation they either know about or should have known about; (3) any violator's supervisor(s) in circumstances that indicate inadequate supervision or lack of diligence by such supervisor(s); (4) any Company Representative who attempts to retaliate, directly or indirectly, or encourage others to do so, against someone  who in good faith reports a violation of applicable laws and regulations, the Code, or the Company's related policies and procedures; and (5) any Company Representative  who knowingly files a false report of a violation of applicable laws and regulations, the Code, or the Company’s related policies and procedures.  Additionally, failure to cooperate in an investigation could lead to disciplinary action up to, and including, termination of employment or the business relationship with the Company.

D.           Questions Regarding the Code

The Company is committed to providing timely and specific guidance with respect to the Code.  If you have any questions regarding compliance with applicable laws and regulations, the Code, or the Company’s related policies and procedures, or if you feel the need to seek advice regarding the legal and/or ethical aspects of a certain course of conduct, you should consult with the Compliance or Legal Departments.  See Appendix A for contact information for the Compliance and Legal Departments.

IV.           Compliance with Laws and Related Policies

The activities of the Company, and of each Company Representative with regard to the Company's affairs, are conducted in a complex world of laws and regulations.  It is the responsibility of each Company Representative to ensure that his or her activities comply with all applicable laws, regulations, the Code and the Company's related policies and procedures.  When there is any doubt as to the lawfulness of any proposed activity, advice should be sought from the CCO before such action is undertaken.

The following is a summary of certain laws, rules, and regulations and the related policies and procedures of the Company that are of particular importance to the Company's business and preservation of its good name and reputation.  This summary is not an exhaustive discussion of each related matter, but rather is intended to alert Company Representatives of many of the common issues they may confront from time to time in conducting the Company's business.

A.           Possible Conflicts of Interest

Wright does not desire to discourage or limit your freedom to make investments and engage in outside interests, as long as these activities do not interfere with the performance of your obligations to Wright.  At the same time, you should avoid any kind of financial or personal interest that might affect (or appear to affect) your judgment in dealing on behalf of Wright with outside firms or individuals.  A conflict of interest arises when a Company Representative’s duty to give his or her undivided commercial loyalty to Wright can be prejudiced by an actual or potential benefit, direct or indirect, derived from another source.

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Code of Business Conduct

All Company Representatives  must deal with suppliers, customers, and all others doing business with the Company in a manner consistent with the best interests of the Company, without granting favors or preferences based on personal considerations, and without the appearance of doing so. Each should avoid any investment or association that interferes or has the potential to interfere with the independent exercise of sound judgment in the Company's best interest.   Since not every type of conduct or situation is clear, whenever there is any question about a possible conflict of interest you should consult the CCO.

In determining whether a conflict of interest may exist, you should always consider not only your own activities and interests, but also those of your family (e.g., spouse, parents, siblings, children, nieces, nephews and in-laws, domestic partners and those with whom you have close personal relationships).   A conflict of interest could exist, for example, if a member of your family is employed by or affiliated with suppliers of a product or service to Wright.  A conflict may also arise with respect to any partnership, corporation or other firm of which you or a family member have an interest.

Although it is not feasible to describe every situation that could give rise to a conflict of interest, the following is for illustrative purposes and describes some common activities that should be avoided:

1.           Financial Interests in Suppliers, Customers, Competitors, etc.  Holding a financial interest of more than 1% of the outstanding securities of a publicly-traded entity or 1% of the outstanding securities of a non-publicly-traded entity, directly or indirectly (as an owner, employee, stockholder, partner, joint venturer, creditor, guarantor or director), in a firm that either renders services or supplies materials or equipment to Wright, or with which Wright competes, or to which Wright provides services or supplies materials or equipment is generally prohibited.  An exception to the general prohibition must be jointly granted by the CCO and CEO.  See Appendix A for contact information for the CCO and CEO.

2.           Personal Speculation.  Speculating or dealing in equipment, supplies, materials, or property purchased by Wright, or speculating or dealing for your own financial benefit in products sold by Wright, is prohibited.

3.           Solicitation or Acceptance of Gifts or Favorable Considerations.  Accepting cash, commissions, or other payments, or borrowing money from suppliers, customers, individuals, or firms with which Wright does business or competes is a conflict of interest.  You may accept gifts, meals, and entertainment that do not exceed $100 in value in the aggregate per year, provided that such gifts are reasonable and customary practice in the industry.  Meals and entertainment are acceptable only where both the Company Representative and business contact are present.  Such gifts, meals, and entertainment are not acceptable where an obligation to the donor is stated or implied.  Furthermore, you must make certain that such gifts, meals, or entertainment, in the aggregate, do not ultimately create an obligation, implied or otherwise.  Gifts not within the foregoing category should be returned to the donor with the explanation that Wright’s policy does not permit the acceptance of the gift.

This provision does not prohibit participation in recognized business activities, such as exhibits, seminars, and meetings that may include hospitality suites, meals, and entertainment, provided such invitations are not solicited. This provision also does not apply to bona fide payments for services.

4.            Confidential or Proprietary Information.  Misusing information to which you have access by reason of your position, or disclosing confidential or proprietary information to competitors, to any other person or entity outside Wright, or to others within the Company having no legitimate business need to know, is prohibited.  Confidential or proprietary information includes information on any aspect of the business of Wright or of its customers or suppliers not generally known to the public.  This includes information such as trade secrets, confidential information of a technical, financial, or business nature, or other "inside information.”   Please see Section IV - N for information related to Intellectual Property.  Wright’s policy also prohibits the improper use of the Company's proprietary information obtained from former employees or other third parties.

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Company Representatives may not bring onto Company premises (either physically or electronically) any documents or materials of any other third-parties to whom they own any obligation of confidentiality.  You should be careful not to inadvertently disclose confidential information, since even such inadvertent disclosure may harm Wright's interests and under certain circumstances may subject you to civil and criminal claims and liabilities.

5.           Outside Activity.  Serving another organization or individual in any capacity, such as an employee, director, or consultant can raise problems by potentially adversely affecting your motivation or performance.  You are expected to devote your best efforts, skills, and ability to Wright's interests on a full-time basis.  Permission to engage in any outside activity for compensation, or any other outside activity that a reasonable person would regard as a conflict with your duties and loyalties to Wright, must be authorized in writing in advance, by the Senior Vice President of Human Resources of Wright and the CCO.  This provision does not apply to non-compensated volunteer activities for an organization completely unrelated to Wright’s business interests (e.g., School PTAs, church activities, scouts, coaching recreational sports, etc.).  However, volunteering for an organization even remotely related to Wright’s business interest will require prior authorization (e.g. volunteering at a hospital, chairing a limb salvation organization, coordinating a fund raiser for a local hospital or medical society, speaking at a disease awareness seminar, etc.).  If in doubt whether an activity is appropriate, seek guidance from the Compliance Department   See Appendix A for contact information for the Compliance Department, Human Resources Department and CCO.

6.           Misappropriation of Business Opportunity.  Appropriating for your direct or indirect personal benefit, or diverting to others, a business opportunity in which Wright might reasonably be expected to be interested, without first making the opportunity available to Wright, is prohibited.  Under limited circumstances, and only upon prior written permission of the CEO and CCO, you may be permitted to personally pursue an opportunity that Wright has declined to pursue. See Appendix A for contact information for the CEO and CCO.

B.           Bribery, Corruption and Political Contributions

1.   Improper Payments and Gifts.  Wright corporate funds, assets, or corporate facilities and Company Representative personal funds may not be used for any purpose that is improper or unlawful under the laws of any governing jurisdiction, domestic or foreign.  Making, receiving or aiding another party to make or receive an improper payment of any kind in connection with the conduct of the Company's business, directly or indirectly, is strictly prohibited.  Improper payments are not limited to money and may also include gifts or services.  For example:

a. Foreign Officials: Neither Wright nor its Company Representatives may pay or offer to pay anything of value to any foreign official or candidate, to any foreign political party or to any person acting in an official capacity on behalf of a foreign government (or any department, agency or instrumentality thereof), for the purpose of improperly influencing official action, inaction or decision or to obtain any business.  Individuals (including doctors) working in government-run medical facilities are considered to be foreign officials.  Please see Section IV I for information related to International Transactions and the Foreign Corrupt Practices Act (FCPA).

b. U.S. Officials: Neither Wright nor its Company Representatives may pay or offer to pay anything of value in an attempt to influence the action of any U.S., state or local government or regulatory official or employee.  This prohibition also applies to payments to any person where the payor knows or has reason to know that all or a portion of the payment will be used as a bribe or otherwise to influence government action.

c. Suppliers and Vendors: Neither Wright nor its Company Representatives may pay or offer to pay bribes, kickbacks, payoffs or other similar payments and benefits, directly or indirectly, to any suppliers of Wright or their agents or employees.  This prohibition also applies to payments where the payor knows or has reason to know that all or a portion of the payment will be used as a bribe, kickback, payoff, or other similar payment.  This prohibition includes unusually large gifts or entertainment, since such gifts or entertainment may be construed as constituting an improper inducement to such persons.

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2.   Accepting Gifts:  Similarly, you should not accept or receive any payment or other thing of value (except for the nominal gifts and entertainment described in Paragraph A(3) (above) from anyone having a direct or indirect business relationship with Wright (whether intended by the payor to be for Wright or for your personal benefit).

3.   Political Contributions.  No corporate reimbursement of political contributions will be, or lawfully can be, made by Wright, directly or indirectly.  Wright’s funds, facilities, properties, or resources must not be used to support, directly or indirectly, any foreign, federal, state, or local political party or candidate.  All political activities must take place on your own time, not during working hours, and at your own expense.

C.	Integrity of Books, Records, Invoices, Payments and Submissions to Regulatory Authorities

Wright policy and the law require that all transactions involving corporate funds, whether cash, stock, facilities, inventory, other assets, or otherwise, be properly recorded on its books and records in such a manner that the true nature of the transaction is evident.

1.           Transaction Records.  U.S. federal law requires that all transactions be recorded as necessary or appropriate to permit the preparation of financial statements in conformity with generally accepted accounting principles and other applicable rules and regulations and to ensure full accountability for all assets and activities of the Company.  Under no circumstances may there be any unrecorded fund or asset, regardless of the purposes for which the fund or asset may have been intended, or any improper or inaccurate entry knowingly made in the books and records of the Company.  The following sets forth examples of actions to be taken in order to ensure the integrity of our books and records:

a. No false, artificial, incomplete or misleading entries should be made in any books, accounts, or records for any reason and no one should participate in any arrangement that results in the making of such entries.  For example, no invoice or purchase order should be issued or approved that does not correctly reflect the actual transaction.  A false, artificial, incomplete, or misleading accounting entry is one that does not, in reasonable detail, accurately and fairly reflect or describe the underlying transaction or disposition of assets, or is not posted to the proper account.

b. No undisclosed or unrecorded funds or assets should be established or set aside for any purpose, nor should any secret or special books and records be maintained for any purpose.  Accordingly, all bank accounts, funds, properties, and assets must be reflected in Wright's regular books and records and be subject to established internal control and audit procedures. All bank accounts and signatories thereon must be authorized by appropriate corporate action.

c. No payment on behalf of Wright should be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than that described by the document supporting the payment.

d. Do not enter into any transaction or arrangement that you know or reasonably should know would violate any foreign or domestic laws, nor should you assist any third party in violating such laws.

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Any Company Representative having information or knowledge of any of the foregoing prohibited acts must promptly report such matter to the CCO, GC or Chief Financial Officer (CFO).  See Appendix A for contact information for the CCO, GC and CFO.

2.           Government Reports and Claims.  Many federal and state laws have detailed specifications regarding records that must be maintained and the periods of time for which these records must be maintained.  All such records must be accurate and properly maintained, both to satisfy the legal requirements and to enable Wright to defend itself in the event a question is raised by government or private parties.  Please see Section III B for information related to Preservation of Records.

D.	Relationships with Health Care Professionals, Customers and Consultants

Our relationships with Health Care Professionals, including customers and consultants, are very important to us. Wright is firmly committed to complying with all laws and regulations governing its interactions with them.  Under no circumstances may Company Representatives engage in any conduct that unlawfully induces (or appears to unlawfully induce) anyone to purchase, lease, recommend, use, or arrange for the purchase, lease or use of, Wright products.  To further its commitment, Wright has adopted various voluntary industry codes relating to ethical interactions including The AdvaMed Code of Ethics on Interactions with Health Care Professionals.

 Health Care Professionals (“HCPs”) are individuals and entities that are (1) involved in providing health care services and/or items to patients and (2) in a position to purchase, lease, recommend, use, arrange for the purchase or lease of, or prescribe Wright’s products in the United States. The phrase Health Care Professional is to be interpreted broadly and includes both persons providing services (such as physicians, doctors of podiatric medicine (DPMs), physician assistants, nurses, operating room staff or consultants) and persons who do not provide services directly (such as administrative hospital or office staff), but who may be involved in the decision to purchase, lease, or recommend Wright products. Health Care Professionals also include purchasing agents, physician’s practice managers and management within GPOs.

For more information on this topic, please refer to the Customer Relationship Policy (CRP) which is available on the Company’s intranet website and from the Compliance Department.

E.           Public Filings and Communications

All submissions to regulatory authorities and all public communications should be complete, fair, accurate, timely, and understandable.  You should never make any false, misleading, or incomplete statements, or omit any relevant facts necessary to ensure that any statements made are not misleading to any person, including any accountant (including Wright's independent accountants or its internal auditors), lawyer, or government official in connection with any audit or examination of the financial statements of Wright, the preparation of, or filing of, any document or report required to be filed with any federal, state, local, or foreign governmental agency, or the preparation or dissemination of any public communication.  Any Company Representative having information or knowledge of any of the foregoing prohibited acts must promptly report such matter to our CCO, GC or Chief Financial Officer (CFO).  See Appendix A for contact information for the CCO, GC and CFO.

F.           Lawsuits and Government Investigations

All governmental (federal, state, and local) inquiries, investigations, or notices and all civil or criminal summonses, complaints, subpoenas or other court papers related to the Company should be forwarded immediately to our General Counsel or Assistant General Counsel for appropriate handling.  In no event should the recipient of any inquiry, notice or legal paper respond without first referring the matter to the Legal Department. See Appendix A for contact information for the Legal Department.

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There is a wide array of laws applicable to our business, the violations of which carry the potential of severe penalties to Wright and any individuals involved, including laws prohibiting you from aiding in, or concealing, the facts relating to an offense even if you were not involved in the original offense.  All Company Representatives are expected to deal honestly and straightforwardly with governmental representatives.   Individuals contacted by government authorities should immediately contact Wright’s Legal Department involving any inquiry (oral or written, formal or informal), request for information or receipt of any of the following:

•
subpoena, notice, or complaint of a legal or investigatory nature from any agency of the federal government (e.g., DOJ, DHHS, EPA, SEC, OSHA, EEOC, OFCCP), state government (e.g., Department of Environmental Affairs), or local government (e.g., District Attorney);

•	any notices of on-site visits by government officials to Wright facilities; and
•	complaint from an outside lawyer or is served with any form of legal process, including civil or criminal citations, summonses, complaints, subpoenas, notices of deposition, levies and the like.

In consultation with our General Counsel (GC), each facility should designate one or two suitable individuals upon whom all legal papers addressed to the corporation (but not legal papers directed to individual employees in their personal affairs) should be served.  The designated persons should receive and acknowledge service of subpoenas and other legal process upon the Company without attempting to avoid the process server. The person receiving service should make a notation on the legal papers of the time, date and manner of service, alert the Legal Department by telephone and forward the papers by facsimile or overnight courier.  The appropriate individual to receive legal papers at any of the Arlington, TN facilities is the GC.   See Appendix A for contact information for the GC.

           It is possible that Company Representatives may receive inquiries from the media related to the Company.  To ensure that accurate factual information is reported, you should not respond to the inquiries.  Rather, all such inquiries from the media should be referred to the appropriate person.  The Chief Financial Officer (CFO) of Wright is the designated spokesperson for Wright.  All inquiries from the media should be immediately referred to the CFO for handling.  In the absence of the CFO, a senior officer should be contacted (e.g. the CEO or GC).  Other Company Representatives should refrain from commenting to the media, either on or off the record, regarding litigation, investigations, accidents, or environmental incidents.  See Appendix A for contact information for the CFO, CEO and GC.

G.           Misuse of Material Inside Information and Trading in Securities

You may have access to "material inside information," that is, non-public information about Wright or another company.  The use of any "material inside information" for your own financial benefit, or the financial benefit of your relatives, friends, brokers, or others is not only an ethical concern—it also may be a violation of law and could result in criminal sanctions, such as fines and imprisonment and substantial civil liability, including treble damages.

Wright has adopted a separate Insider Trading Policy and Guidelines to address these issues.  A copy of the policy and guidelines is available on the Company’s intranet website and from our GC. See Appendix A for contact information for the GC.

H.           Antitrust Laws

While the Company competes aggressively in its many business activities, its efforts in the marketplace must be conducted in a fair and equitable manner in strict accordance with the letter and spirit of all applicable antitrust, competition and trade practice laws and regulations (collectively, the "antitrust laws").  Antitrust laws are designed to ensure fair competition in the free market system, free of unreasonable restraints. Antitrust statutes, which exist at the federal, state and some international levels, prohibit unfair trade practices, monopolization or attempts to monopolize, and joint activity in restraint of trade.  Compliance with all applicable antitrust laws is the policy of Wright and the responsibility of each Company Representative.

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These laws, while explainable in general terms, can become complex when applied to specific situations.  Whenever contact with competitors is involved, or special treatment of particular customers is being considered, or if you have any doubt as to whether a certain discussion or activity might violate the antitrust laws, you should immediately stop and consult the GC or the CCO.  Violation of the antitrust laws may result in serious consequences, both for Wright and for you individually. Possible consequences include irreparable harm to Wright's and your reputation, criminal prosecution, and substantial civil liability. See Appendix A for contact information for the CCO and GC.

Activities under these laws are broadly defined to include oral and written agreements, and may even be inferred from a course of conduct or circumstantial evidence.  The following activities are prohibited by the antitrust laws:

1.           Common actions by two or more competitors in restraint of trade which include pricing policies (including “price-fixing,” discounts, credit terms, etc.), production levels, division or allocation of markets, territories or customers; or boycotting of third parties;

2.           Agreements or understandings with customers as to the prices that they will charge for Wright's products or the prices that their customers will charge for resale;

3.           Sales of products of like grade and quality to competing customers at different prices, the effect of which probably will be to lessen competition between customers or tend to create a monopoly (this also includes promotional payments, services or facilities (such as advertising displays) extended to one customer but not made available on proportionally equal terms to all competing customers);

4.           Arrangements under which a seller forces or induces a customer to take a product it might not otherwise wish to buy from the seller as a condition of a license, loan or sale of a different product that the buyer does wish to obtain, if the seller is dominant or has economic leverage with respect to the tying license, loan or product, or if a substantial amount of sales of the tied product are made;

5.           Use of "trade relations" and reciprocity where it is shown that a buyer with substantial purchasing power has purchased products from a seller on condition that the seller makes purchases from the buyer in substantial amounts, any understanding or agreement to the effect that purchases by each party are conditioned upon purchases by the other where the above described conditions are present;

6.           Sales of products by Wright in exchange, not for money, but for the sale of different products to Wright may present antitrust problems and should not be made without prior legal review and guidance from the GC; and

7.           Exchanges at trade association meetings which could inadvertently lead to prohibited communications.  When in doubt, avoid or exit the inappropriate conversation and make a record of your exit.

I.           International Transactions

1.  U.S. Economic Sanctions Laws and Prohibited Parties.  Under the economic sanctions programs administered by the Department of Treasury’s Office of Foreign Assets Control (OFAC), the Company and its international subsidiaries are prohibited from doing business with certain designated countries, entities and persons.  Sanctions vary in scope and severity depending on the target country.  Depending on the country, the types of activities prohibited can include exports and re-exports, imports, travel, investment, banking or financial transactions, services and facilitation or approval of such transactions by third parties. Sanctions and export restrictions are in place against those countries listed on Appendix B.

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Transactions with any of the restricted countries are prohibited unless authorization is obtained from the CCO.  In certain cases, transactions involving medical devices may be permitted under a license from OFAC.

The U.S. Government also prohibits or substantially restricts dealings between U.S. companies and designated individuals and organizations, including those identified on OFAC’s Specially Designated Nationals List, the U.S. Commerce Department’s Entity List, Denied Person’s List, and Unverified List; and the State Department’s Debarred List and list of entities sanctioned under U.S. non-proliferation laws.  A consolidated list of these parties may be found at the following website:
http://www.export.gov/ecr/eg_main_023148.asp.

In any international transaction, we must verify that the parties to the transaction are not located in sanctioned countries and are not named on any of the above lists, and immediately suspend dealings and notify the CCO if any such countries or parties are involved.

For more information, please contact the CCO.  See Appendix A for contact information.

2.  Export Control Laws.    U.S. export control laws and regulations restrict the export, re-export and transfer of specified controlled commodities, materials, software, and technology to certain countries for national security and foreign policy reasons.  These laws govern the export of certain medical devices.

While medical devices are not controlled for export to most countries (except for the sanctioned countries set forth above), the export of certain biological materials to foreign countries and the release of certain technology to foreign persons wherever located (including in the United States) may be subject to restriction.  In addition, any international transactions involving chemical or biological weapons related activities are prohibited.

In addition, there are stringent restrictions on the export, re-export, temporary import or brokering of defense articles, defense services and defense-related technical data.  Defense articles can include medical products that have been modified for military use or to military specifications, as well as related technology.

Any international business activities involving the Company’s products, materials and technology, as well as foreign person access to our technology in the United States, must comply with U.S. export control laws.

For more information, please contact the CCO.  See Appendix A for contact information.

3.  Antiboycott Laws.  Antiboycott laws prohibit U.S. companies and their subsidiaries from participating in boycotts that the U.S. government does not support.  The antiboycott laws primarily, but not exclusively, prohibit activities supporting the Arab League boycott of Israel.  There are also obligations under these laws to report to the U.S. Government certain boycott requests received by the Company.

Specifically, we cannot  (1) refuse to do business with a person or entity from a country subject to an  boycott not supported by the U.S. government; (2) refuse to employ or otherwise discriminate against a U.S. citizen on the basis of race, religion, sex, or national origin; (3) furnish information concerning the race, religion, sex, or national origin of any U.S. citizen or other people involved in the proposed transaction; (4) furnish information concerning any person’s business relationships in a boycotted country or concerning any person believed to be restricted from doing business in boycotting countries; (5) pay, honor, or confirm letters of credit which contain any conditions or requirements which are prohibited by the antiboycott laws or regulations; or (6) agree to take any prohibited action in response to a boycott request. Some common communications that must be viewed with great care include purchase orders, letters of credit, contracts, invitations to bid, oral agreements, and requests for information.

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The term “boycott-related request” is very broadly construed. It includes contract clauses agreeing to a boycott as well as requests to supply information, to take action, or to refrain from action. Examples are: inquiries regarding the national origin, nationality, or religious affiliation of the Company’s customers or personnel; inquiries regarding where the Company or its customers do business; contract clauses confirming that no goods or services used in a project will originate from the boycotted country; and contract clauses requiring us to “abide by all laws” of a particular country.

Each of us must promptly report all boycott related requests to the CCO.  See Appendix A for contact information.

4.  The Foreign Corrupt Practices Act (FCPA): Antibribery Provisions.  The FCPA prohibits any representative of a U.S. business from bribing government officials of other countries.  Specifically: no one may offer, pay, or give any “thing of value” to any government official (or other person, knowing that some or all of the thing of value will be offered paid or given to a government official) to improperly influence him/her in the performance of official functions in order to obtain or retain business, to direct business to a certain person, or to gain an improper advantage.

Examples of violations include (i) payments, offers or promises of a thing of value made to induce a government official to purchase, use or endorse the Company’s products, (ii) payments made to obtain a favorable regulatory decision for early approval, clearance or registration (e.g., for sales, marketing or reimbursement), and (iii) payments made to overlook deficiencies in an application for approval, clearance or registration.

“Thing of value” can be just about anything:  cash, stock, securities, payments under “consulting” agreements, gifts (no matter how small), travel/meals/lodging/entertainment, educational and research grants donations of medical equipment, sports equipment, college scholarships, loans, promises of future employment, charitable donations.

For the purposes of the Code, the term “government official” includes (i) employees of state-owned hospitals or other medical facilities, (ii) Health Care Professionals paid in whole or in part by the government (including those who, even if employed by a private entity, are providing state-funded medical care), (iii) persons serving on regulatory agencies, (iv) manufacturing site inspectors, (v) regulatory agency employees who approve devices for sale or marketing or reimbursement, (vi) consultants/agents retained by any government official or regulatory agency, (vii) elected officials and candidates for political office.

Note that the FCPA also prohibits payments made to third parties (such as agents and distributors) if the company knows the payment will be used to bribe a government official.  “Knowledge” does not have to be actual, concrete knowledge.  Companies have been found to have knowledge when they act with conscious disregard of whether bribery is occurring and when they consciously avoid learning the truth.

Note that a company does not have to actually pay anything to a government official to violate the FCPA.  A violation can consist of a mere “offer,”  “promise,” or “authorization” of an improper payment, offer or promise.

It is also important to remember that there is no exception for payments that are (or are believed to be) “customary” or “typical” or “part of the culture” in any given country.

When selecting agents or distributors to assist with Company business, it is important that Company Representatives follow carefully designed due diligence procedures, which include investigating all known sources of information regarding business performance and ethics record.  For more information, contact the CCO or the GC.  See Appendix A for contact information for the CCO and GC.

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Any solicitation or suspected solicitation of improper payments and any evidence of improper payments by our foreign or domestic competitors must be promptly reported to the CCO.

5.  The Foreign Corrupt Practices Act: Record Keeping Provisions.   The FCPA also requires companies to keep books and records that accurately detail and fairly reflect transactions and dispositions of assets. This is to prevent U.S. companies from: (i) failing to record improper transactions (for example, keeping a payment to a foreign government official "off the books" entirely); (ii) falsifying records to conceal improper transactions that are properly recorded (such as creating false documentation to make an illegal payment to a foreign government official appear to be legal); and (iii) accurately recording the existence of a payment to a foreign government official but failing to reveal the improper purpose of the payment.   Note:  despite being part of the Foreign Corrupt Practices Act, these requirements apply to all Company books, records, and transactions, not just those relating to foreign transactions.

6.  The Foreign Corrupt Practices Act:  Penalties.   A company violating the antibribery provisions of the FCPA can be criminally fined up to $2 million. Officers, directors, employees, and agents of a U.S. company can be criminally fined up to $250,000 or imprisoned for up to five years or both. Moreover, an alternative fine up to twice the gross pecuniary gain sought by a violation can also be imposed under the Act. A company may also be fined up to $25 million for violations of the record-keeping provisions, and individuals can be fined up to $5 million, imprisoned up to 20 years, or both. Companies can also be barred from participating in U.S. government programs (such as Medicare/Medicaid reimbursement).  Also, substantial civil penalties can be assessed against a company and the responsible individuals. If fines are assessed against an individual Company Representative, the company is forbidden from paying them.

7.  Foreign Exchange Controls.  Certain countries have laws limiting their citizens’ right to hold foreign currency.  Residents of those countries who receive foreign currency – such as United States dollars – outside their homeland are required to exchange that currency for their national currency within a specific period of time. In order to avoid participating in a violation of these laws, payments to foreign nationals and foreign companies must be made solely to and in the name of the contracting party, addressed to that party’s principal place of business, within that party’s country of domicile.  Company Representatives may not enter into any transaction that evades currency, tax, or other laws of a foreign country.

           J.           Environment, Safety and Health

The Company recognizes its obligation as a corporate citizen to carry out all of its activities in ways to preserve and promote a clean, safe, and healthy environment.  It is the policy of the Company that all Company Representatives comply strictly with the letter and spirit of applicable environmental, safety, and health laws and regulations and the public policies they embody.  The Company is committed to eliminating hazards from the workplace, providing a safe and healthy work environment, and complying with all applicable occupational safety and health laws and standards.  The Company will ensure compliance with this policy through vigilant self-monitoring, training and, where necessary, disciplining of Company personnel at all levels.

The Company's policy is to seek ways to ensure that its activities not only meet, but exceed, applicable environmental standards.  The consequences of failure to adhere to the Company's environmental policy can be serious for the Company and the individuals involved, as well as the Company's work-force and the communities in which we operate and live.  The Company's goal is to prevent pollution, rather than clean it up.

1.           Applicable Laws and Regulations.  Federal, state, and local environmental laws regulate the emission into the atmosphere and the discharge onto or into the ground or into surface and underground waters of a wide variety of substances.  The Occupational Safety and Health Act (OSHA) regulates the physical safety of employees and exposure to conditions in the workplace which could harm employees.  Other federal and state laws regulate all chemical substances or mixtures that may present a risk of injury to health or the environment.  These laws, and applicable regulations, are complex and violation thereof can result in severe penalties. Should you be faced with an environmental or health issue, you should contact your superior or the Senior Vice President, Human Resources (SVP-HR) immediately.  See Appendix A for contact information.

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If you learn from any source that material manufactured, processed, or distributed by Wright may present a risk of injury to health or the environment, you should report this to your superior immediately.

2.           Permits.  The Clean Water Act and other federal, state, and local laws require that a permit or permits be obtained for certain discharges of pollutants into water courses.  Similarly, the Solid Waste Law and other federal, state, and local laws require that a permit or permits be obtained for the disposal of "hazardous" substances.  The definition of "hazardous" is broad and may include substances not generally considered to be dangerous.  Accordingly, all process ingredients should be checked for proper classification and handling.  Questions in this area should be referred to a senior officer or to the SVP-HR.  See Appendix A for contact information.

3.           Accident, Fire or Environmental Incident - Media Contacts.  Any significant fire, accident, or environmental incident should be reported immediately to a senior officer of the Company.  If the incident attracts media attention, the CFO will communicate as Wright’s spokesperson to the media.  In the absence of the CFO, the GC should be contacted.   See Appendix A for contact information for the CFO and GC.

K.           Equal Employment Opportunity

It is Wright's policy to provide equal employment opportunity in all areas of employment practices and to ensure that we do not discriminate against any qualified employee or applicant on the grounds of race, color, creed, religion, sex, age, marital status, national origin, citizenship, physical or mental disability, veteran status, or sexual orientation.  This policy of equal employment opportunity relates to all phases of employment, including, but not limited to, recruitment, hiring, compensation, benefits, promotion, demotion, assignment, transfer, development, layoffs, training, tuition assistance, and social and recreational programs.  Managers must ensure that discriminatory motives are not present in job related decisions and even the appearance of such motives should be steadfastly avoided.

The Company will not tolerate discrimination against its employees by any employee or any individual or firm with which the Company does business based upon any impermissible classification.  If you believe you have been subjected to unlawful employment discrimination, you should immediately contact the SVP-HR, the Ethics Hotline or email ethics@wmt.com.  See Appendix A for contact information for the SVP-HR.  All complaints of employment discrimination will be investigated swiftly and in a confidential manner to the extent possible under the circumstances as with all other violations of the Code.

L.           Freedom from Harassment

Wright's policy is that our workplace is for work.  The Company’s goal is to create a working atmosphere free from conduct which has the purpose, or effect, of unreasonably interfering with an individual employee's work performance or creating an intimidating, hostile or offensive working environment.  In particular, an atmosphere of tension created by ethnic or religious remarks or animosity, sexual advances, requests for sexual favors or other discriminatory conduct is prohibited in our workplace.  Sexual harassment may include unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct or conditions of a sexual nature that have the effect of unreasonably interfering with an employee's work performance or which creates an intimidating hostile or offensive work environment.

Where any such verbal, non-verbal or physical conduct unreasonably interferes with an employee's right to work free of harassment, we urge that employee to notify his or her supervisor.  If the supervisor is involved, then the employee should report the situation to the supervisor's superior or the SVP-HR so that Wright is provided the opportunity to investigate and take corrective action.  To the extent possible, all inquiries will be held in strict confidence but will be investigated and dealt with expeditiously.  Where investigations confirm the allegations, appropriate corrective actions, which may include dismissal, will be taken.  See Appendix A for contact information for the SVP-HR.

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M.           Product Regulatory and Quality Compliance

The Company will conduct its business in compliance with all applicable laws and regulations governing the manufacture, labeling, and distribution of the Company's products.  In particular, in the United States, all requirements of the Federal Food and Drug Administration ("FDA") must be observed.  Such laws and regulations include those relating to quality and safety standards for the Company's products.  Quality has been and continues to be the hallmark of the Company's products.  Company Representatives are required to adhere to established Company quality standards and quality control/quality assurance procedures.  Company Representatives who are aware of any deviations from the Company's established quality standards and procedures, whether intentional or accidental, must immediately bring these deviations to the attention of their Supervisor or to our CCO.  See Appendix A for contact information for the CCO.

It is the responsibility of all Company Representatives to ensure that their activities strictly adhere to Company policy and procedures for FDA and related compliance.  These procedures require in part that the Company, among other things:  (1) submit accurate, truthful statements and data with all FDA filings (as well as answers to deficiency letters, etc.), and (2) refrain from offering bribes or illegal gratuities to FDA officials.

You must report to your supervisor or to our CCO any circumstances in which any of the Company's products are, or become, adulterated or misbranded or otherwise violate FDA or related laws or regulations.  Violations of these laws and regulations, even if totally unintentional, carry severe penalties and could result in criminal prosecution of the Company and involved employees.  See Appendix A for contact information for the CCO.

N.           Intellectual Property

The Company owns, and uses pursuant to license, numerous trademarks, patents, copyrights, and trade secrets that are vital to the Company's success.  To protect the Company's rights, the use of all such intellectual property by Company Representatives must be in accordance with all applicable laws.  In addition, the Company is committed to not infringing on the legal rights of third parties with respect to trademarks, patents, copyrighted works, and trade secrets owned by them.

All written materials, including books, articles, magazines, drawings, logos, photographs, videotapes, and advertising are covered by U.S. or foreign copyright laws as well as various multinational pacts.  It is a violation of law and of Company policy to make unauthorized copies of such materials.  The making of any such copies can subject both the employee and the Company to substantial civil and criminal penalties.

A trademark is a word, symbol, name, device, or combination of these used to identify a product or line of products or services and to distinguish them from products and services of other companies.  The Company utilizes a number of trademarks that are well recognized by the public and are extremely valuable.  Company Representatives  must be vigilant to (1) use the Company's trademarks correctly, (2) detect any unauthorized use of the Company's trademarks or of confusingly similar trademarks by a third party; and, (3) notify the Legal Department of any unauthorized use of the Company's trademarks or of confusingly similar trademarks by a third party.  Similarly, the Company is committed to not infringing the trademark rights of others, by avoiding the use of trademarks confusingly similar to those of other companies.  A claim of infringement may arise from the use of a word that is aurally or visually similar to a third party's trademark, particularly where there is similarity in product and/or in packaging, design or field.  All employees must comply with the Company's intellectual property policies in order to protect against claims of infringement by third parties and ensure that the Company's trademarks are properly filed, validly maintained and optimally protected against claims of infringement, prior to making any significant investment of time or resources and well in advance of any use.

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Code of Business Conduct

Any invention conceived, or developed, by an employee and certain other Company Representatives must be disclosed to the Company (consistent with the disclosure form executed as a condition of employment) that will determine whether the invention will be treated as proprietary information or will be protected under the patent laws.  No invention, whether developed, licensed or purchased by the Company, is to be used or marketed, and no unpatented proprietary information is to be disclosed to third parties, without the prior written approval of the Legal Department.  See Appendix A for contact information for the Legal Department.

O.           Advertising and Promotion

Advertising is regulated by U.S. and foreign laws enacted in various jurisdictions in which the Company does business.  Generally, these laws prohibit false, misleading, or deceptive advertising and related activities in the promotion and sale of the Company's products.  All advertising claims about the Company's products (including claims on packaging) must be truthful and have a reasonable basis in fact.  In particular, in the U.S., the Federal Trade Commission requires that all advertising claims be substantiated in advance of their publication or dissemination.  Fair and accurate advertising is essential not only to comply with applicable laws, but also to preserve the goodwill, integrity, and reputation of the Company.  No Company Representative is to create, approve, or disseminate, or permit anyone else to create or disseminate, any advertising materials for the Company's products that are false, misleading, or deceptive or not in compliance with the Federal Trade Commission rules and regulations and other applicable laws.  Furthermore, all promotions must be consistent with FDA approved indications.  No one may alter, change, mark or revise approved promotional materials without Company approval.  Furthermore, no one may distribute or use outdated or obsolete promotional materials.  It is imperative that all advertising and product claims, whether made to the trade, or to the public, and whether made through the media or on product packaging, brochures, or otherwise, be reviewed by the appropriate risk management functional areas, including at a minimum the Regulatory and Legal Department to ensure compliance with Company policy prior to being disseminated.  For more information, please contact the Regulatory Department, the Legal Department., or the Compliance Department.  See Appendix A for contact information.

“Off Label” Promotion Prohibited. The Company strictly prohibits promoting its products for uses not specified in our approved product labeling.  In other words, the Company strictly prohibits promoting our products for unapproved or “off-label” uses.  This includes providing Health Care Professionals with verbal or written information relating to techniques or treatment outcomes.  The prohibition exists even though some physicians have already decided, based on their own medical expertise, to utilize our product for these procedures.  We as a company are governed by different rules than Health Care Professionals.  Company Representatives who are not specifically authorized in advance by the CCO may not engage in conversations about any off-label use with anyone outside the Company, including but not limited to Health Care Professionals.   Company Representatives may not distribute information externally or internally, attempt to answer questions, or respond to inquiries about an off-label procedure.  All inquiries, questions, and requests for information must be referred immediately to Wright’s Regulatory Affairs Department.  See Appendix A for contact information for the Regulatory Affairs Department and the CCO.

Please also remember that there are often no specific reimbursement codes for off-label treatments.  Thus, we cannot offer any support or advice or otherwise be involved in any decision to pursue reimbursement for such uses.  All inquiries, questions, and requests for information must be referred immediately to Wright’s Senior Vice President of Reimbursement and Government Affairs.  See Appendix A for contact information.

P.           Use and Protection of Protected Health Information

Company Representatives must always strictly adhere to laws and rules relating to protecting confidential patient information.  This includes all individually identifiable information that relates to (1) an individual’s past, present, or future physical or mental health or condition; (2) provision of health care to an individual; or (3) payment for providing health care to an individual. If the information identifies or provides a reasonable basis to believe it can be used to identify an individual, it is considered individually identifiable health information.

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Code of Business Conduct

Remember that we are present in patient-care areas only at a physician’s request and only to (1) provide requested support and guidance regarding the appropriate use, implantation, calibration or adjustment of our products and (2) to provide consultation, advice or assistance where the physician, in his or her professional judgment, believes that it will assist with a patient’s treatment. Company Representatives must limit their use of confidential patient information to the minimum amount necessary to perform these functions.

Company Representatives perform these functions on behalf of Wright as an independent provider or products and services, and not as a business associate of a hospital or physician.  Requests from hospitals or others to enter into a business associate agreement should be referred to the CCO, the HIPAA Officer and/or the Legal Department.

Except to perform their official duties as described above, Company Representatives must never request or use confidential patient information and must make every effort to avoid coming into contact with it.  Furthermore, such information must never be used, recorded, stored, removed or disclosed.  Finally, in the event that confidential patient information has been inadvertently removed from a customer site, the Chief Compliance Officer must be notified immediately and the information returned or destroyed.  See Appendix A for contact information for the CCO.

V.           AMENDMENT, WAIVER AND PUBLIC DISCLOSURE

A.	Amendment

The Board of Directors, upon the recommendation of both its Nominating and Corporate Governance Committee and the CCO, may amend the Code as it deems appropriate.  The CEO, upon the recommendation of the CCO, may make technical, administrative, or other non-substantive amendments to the Code.

B.	Waiver

Wright expects Company Representatives to adhere to the Code at all times.  Under limited and appropriate circumstances, however, Wright may, but is not obligated to, waive provisions of the Code.  Anyone seeking a waiver should contact the CCO.  A waiver of the Code for any member of the Company’s Board of Directors or Executive Officer may be made only by the Board of Directors upon the recommendation of both its Nominating and Corporate Governance Committee and the CCO.  A waiver of the Code for any person who is not also a Member of the Board of Directors or an Executive Officer  may be made either by the Board of Directors upon the recommendation of both its Nominating and Corporate Governance Committee and the CCO, or by the CEO upon recommendation of the CCO.  See Appendix A for contact information for the CCO and CEO.

C.	Public Disclosure

The current version of the Code is available on both Wright’s intranet and on its internet website.  Wright will publicly disclose any amendment to the Code (except a technical, administrative, or other non-substantive amendment) and any waiver of the Code in accordance with applicable laws, rules, regulations, and NASD listing standards.

Revised: June 2011

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APPENDIX A

Contact Information

Chief Executive Officer David D. Stevens Interim Chief Executive Officer 901-867-4513 David.Stevens@wmt.com	Chief Financial Officer Lance A. Berry Senior Vice President - Chief Financial Officer 901-867-4607 Lance.Berry@wmt.com
Legal Department Thomas L. McAllister Vice President – Interim General Counsel 901-867-4619 Thomas.McAllister@wmt.com	Compliance Department Lisa L. Michels Vice President - Chief Compliance Officer 901-867-4361 Lisa.Michels@wmt.com
Human Resources Edward A. Steiger Senior Vice President - Human Resources 901-290-5873 Ed.Steiger@wmt.com	Regulatory Affairs Max K. Mortensen Vice President - Global Quality Systems, Clinical & Regulatory Affairs 901-290-5864 Max.Mortensen@wmt.com
Reimbursement and Government Affairs & HIPAA Privacy Officer Rhonda L. Fellows Senior Vice President Reimbursement & Government Affairs 901-867-4498 Rhonda.Fellows@wmt.com

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Code of Business Conduct

APPENDIX B

Restricted Countries

Sanctions and export restrictions are in place against the following countries:

Belarus
Burma (Myanmar)
Cuba
Democratic Republic of Congo
Iran
Ivory Coast
Lebanon
Liberia
Libya
Nepal
North Korea
Somalia
Sudan
Syria
Zimbabwe